Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

LASERSSM Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	LeAding StockmarkEt Return Securities (LASERSSM) Based Upon the iShares® MSCI Brazil Index Fund Due March 25, 2013 $10.00 per LASERSSM

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2010-MTNDD502 Subject to Completion, Dated March 4, 2010, Prospectus Supplement, Dated February 18, 2009 and Prospectus, Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

March 4, 2010

LASERSSM	| 1

LASERSSM

LeAding StockmarkEt Return Securities

Based Upon the iShares® MSCI Brazil Index Fund

Due March 25, 2013

This offering summary represents a summary of the terms and conditions of the LASERSSM. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information.

You may access the pricing supplement relating to this offering by reviewing our filings for March 4, 2010 on the SEC website at www.sec.gov and the prospectus supplement and prospectus on the SEC Web site as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Capitalized terms used in this overview are defined in the “Preliminary Terms” below.

Overview of the LASERSSM

The LeAding StockmarkEt Return Securities Based upon the iShares® MSCI Brazil Index Fund, or LASERSSM, are investments linked to an exchange-traded fund that offer a potential return at maturity based on upside participation in an increase in the closing price of the shares of the iShares® MSCI Brazil Index Fund (the “Underlying Fund Shares”) during the term of the LASERSSM and limited protection from loss in certain circumstances. The LASERSSM are not principal protected and do not pay periodic interest. The LASERSSM have a maturity of approximately three years and are issued by Citigroup Funding Inc. Some key characteristics of the LASERSSM include:

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Limited Protection from Loss and Upside Participation. At maturity you will receive for each LASERSSM you hold a maturity payment, which may be greater than, equal to or less than your initial investment in the LASERSSM, based on the percentage change in the closing price of the Underlying Fund Shares from the Pricing Date to the Valuation Date (which percentage change we refer to as the Fund Percentage Change) and the trading price of the Underlying Fund Shares at all times after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day). If the trading price of the Underlying Fund Shares is greater than 65% of its Starting Price at all times from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day), at maturity you will receive for each LASERSSM you then hold the $10 principal amount per LASERSSM plus a Fund Return Amount equal to the product of (i) $10 and (ii) the greater of (x) the Fund Percentage Change and (y) 10% to 15% (3.33% to 5.00% per annum on a simple interest basis) (to be determined on the Pricing Date). In this case, the maturity payment will be at least $11.00 to $11.50 (to be determined on the Pricing Date) per LASERSSM. If the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading of any day), at maturity you will receive for each LASERSSM you then hold the $10 principal amount per LASERSSM plus a Fund Return Amount equal to the product of (i) $10 and (ii) the Fund Percentage Change (which could be negative). Thus, if the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day) and the Ending Price is less than the Starting Price (regardless of the trading price of the Underlying Fund Shares at any other time during the term of the LASERSSM), the maturity payment will be less than your initial investment of $10 per LASERSSM and your investment in the LASERSSM will result in a loss.

2 |	LASERSSM
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No Periodic Payments. The LASERSSM do not offer current income, which means that you will not receive any periodic interest on the LASERSSM. You will also not receive any dividend payments or other distributions, if any, made on the Underlying Fund Shares or the stocks included in the MSCI Brazil Index.

■

No Principal Protection. While the LASERSSM provide limited protection against loss, the LASERSSM are not principal protected. If the Ending Price of the Underlying Fund Shares is less than its Starting Price and the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day), your return on the LASERSSM will be less than your original investment, will result in a loss and could be zero.

The LASERSSM are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee, any payments due under the LASERSSM at maturity will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the LASERSSM at maturity is not guaranteed . All payments on the LASERSSM are subject to the credit risk of Citigroup Inc.

The LASERSSM are not deposits or savings accounts, are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Types of Investors

The LASERSSM may be an appropriate investment for investors seeking potential upside exposure to the

Underlying Fund Shares with limited protection from loss who are also willing to accept risk to the principal invested. Such investors may include:

■

Investors looking for a total return of no less than 10% to 15% (3.33% to 5.00% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the LASERSSM, in the event the trading price of the Underlying Fund Shares is greater than 65% of its Starting Price at all times after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day)

■	Investors willing to accept downside exposure to the Underlying Fund Shares

■	Investors who seek to add an investment linked to an exchange-traded fund to diversify their asset exposure

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the LASERSSM, will receive an underwriting fee of $0.200 for each LASERSSM sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets up to $0.200 from this underwriting fee for each LASERSSM they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of up $0.200 for each LASERSSM they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the LASERSSM. declines. You should refer to “Key Risk Factors for the LASERSSM” below and “Risk Factors Relating to the LASERSSM” and “Plan of Distribution; Conflicts of Interest” in the pricing supplement related to this offering for more information.

LASERSSM	| 3

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	LeAding StockmarkEt Return Securities (LASERSSM) Based Upon the iShares® MSCI Brazil Index Fund Due March 25, 2013.
Guarantee:	Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Underlying Fund Shares:	Shares of the iShares® MSCI Brazil Index Fund (NYSE Arca: “EWZ”)
Principal Protection:	None
Principal Amount Issued:	$
Pricing Date:	March , 2010 (expected to price on or about March 24, 2010, or if such day is not a scheduled trading day, the next succeeding trading day)
Issue Date:	March , 2010 (three business days after the pricing date)
Valuation Date:	March 20, 2013, subject to adjustment for non trading days and certain market disruption events
Maturity Date:	March 25, 2013
Issue Price:	$10 per LASERSSM
Coupon:	None
Payment at Maturity:	For each $10 LASERSSM, $10 plus a Fund Return Amount, which may be positive, zero or negative.
Fund Return Amount:

■    If the trading price of the Underlying Fund Shares is greater than 65% of its Starting Price at all times after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day), the Fund Return Amount will equal:

$10 × (the greater of (x) Fund Percentage Change and (y) Fixed Percentage)

■    If the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day), the Fund Return Amount will be equal:

$10 × (Fund Percentage Change)

Thus, if the trading price of the Underlying Fund Shares is less than or equal to 65% of the Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day) and the Ending Price is less than the Starting Price (regardless of the trading price of the Underlying Fund Shares at any other time during the term of the LASERSSM), the Fund Percentage Change and the Fund Return Amount will be negative and the amount you receive at maturity will be less than $10 per LASERSSM and could be zero.

Fixed Percentage:	10% to 15% (3.33% to 5.00% per annum on a simple interest basis) (to be determined on the Pricing Date).
Fund Percentage Change:	The Fund Percentage Change will equal the following fraction, expressed as a percentage: Ending Price — Starting Price Starting Price
Starting Price:	The closing price of the iShares® MSCI Brazil Index Fund shares on the Pricing Date.

Ending Price:	The closing price of the iShares® MSCI Brazil Index Fund shares on the Valuation Date.
Listing:	The LASERSSM will not be listed on any exchange.
Purchase Price and Proceeds to Issuer:		Per LASERSSM	Total
	Public Offering Price:	$10.000	$
	Underwriting Discount (including the Sales Commission described below):	$0.200	$
	Proceeds to Citigroup Funding Inc.:	$9.800	$
Sales Commission Earned:	Up to $0.200 per LASERSSM for each LASERSSM sold by a Citigroup Global Markets Financial Advisor.
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:	17314V452

4 |	LASERSSM

Benefits of the LASERSSM

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Participation in any Appreciation of the Underlying Fund Shares. The return on the LASERSSM, if any, is based upon the performance of the Underlying Fund Shares. If the Ending Price of the Underlying Fund Shares is greater than its Starting Price, your return will be positive and will be equal to the product of (i) $10 and (ii) the Fund Return Percentage, if the trading price of the Underlying Fund Shares is greater than 65% of its Starting Price at all times after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day) or (iii) the greater of (x) the Fund Return Percentage and (y) the Fixed Percentage, if the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day).

■

Limited Protection Against Loss. If the trading price of the Underlying Fund Shares declines but remains greater than 65% of its Starting Price at all times after the Pricing Date up to and including the

Valuation Date (whether intra-day or at the close of trading on any trading day), the return on the LASERSSM will be at least 10% to 15% (3.33% to 5.00% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the LASERSSM. In this case, you will not suffer the same loss that a direct investment in the Underlying Fund Shares would produce. However, if the Ending Price is less than the Starting Price and the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day), the maturity payment will be less than your initial investment of $10 per LASERSSM and your investment in the LASERSSM will result in a loss.

■	Diversification. The LASERSSM are linked to the iShares® MSCI Brazil Index Fund and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

Key Risk Factors for the LASERS SM

An investment in the LASERSSM involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the LASERSSM” section of the pricing supplement related to this offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

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Potential for Loss. The LASERSSM are not principal protected. The maturity payment on the LASERSSM will depend on the percentage change in the closing price of the Underlying Fund Shares from the Pricing Date to the Valuation Date and on the trading price of the Underlying Fund Shares at all times after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day). If the Ending Price is less than the Starting Price and the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day), the maturity payment will be less than your initial investment of $10 per LASERSSM and your investment in the LASERSSM will result in a loss and may be zero. This will be true even if the trading price of the Underlying Fund Shares exceeded its Starting Price at one or more times over the term of the LASERSSM.

■

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the LASERSSM. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Fund Shares or the stocks included in the MSCI Brazil Index.

■

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the LASERSSM are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the LASERSSM, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the LASERSSM.

■	Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the LASERSSM, if

LASERSSM	| 5

the trading price of the Underlying Fund Shares is less than or equal to 65% of its Starting Price at any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any trading day) and if the Ending Price does not increase sufficiently from its Starting Price, the effective yield on the LASERSSM may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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Exchange Listing and Secondary Market. The LASERS SM will not be listed on any exchange. There is currently no secondary market for the LASERSSM. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the LASERSSM. Although Citigroup Global Markets Inc. intends to make a secondary market in the LASERSSM, it is not obligated to do so.

■

The Resale Value of the LASERSSM May Be Lower Than Your Initial Investment. Due to, among other things, changes in the trading prices of and dividend yields on the Underlying Fund Shares or the stocks included in the MSCI Brazil Index, interest rates, the earnings performance of the issuers of the stocks included in the MSCI Brazil Index, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the LASERSSM and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the LASERSSM may trade at prices below their initial issue price of $10 per LASERSSM. You could receive substantially less than the amount of your initial investment if you sell your LASERSSM.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the LASERSSM. Further, Citigroup Funding expects to hedge its obligations under the LASERSSM through the trading of the stocks included in the MSCI Brazil Index or other instruments, such as options, swaps or futures, based upon the Underlying Fund Shares or the stocks included in the MSCI Brazil Index, by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the LASERSSM may result in a conflict of interest.

■

Relationship to the Underlying Fund Shares. You will have no rights against the iShares® MSCI Brazil Index Fund, the issuer of the Underlying Fund Shares, or any issuer of any stock included in the MSCI Brazil Index even though the market value of the LASERSSM and the amount you will receive at maturity depend on the trading price of the Underlying Fund Shares. Neither the iShares® MSCI Brazil Index Fund nor any issuer of any stock included in the MSCI Brazil Index is involved in the offering of the LASERSSM and has any obligations relating to the LASERSSM. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Underlying Fund Shares or any stock included in the MSCI Brazil Index.

■

The Price of the Underlying Fund Shares May Not Completely Track the Value of the MSCI Brazil Index. Although the trading characteristics and valuations of the Underlying Fund Shares will usually mirror the characteristics and valuations of the MSCI Brazil Index, the trading price of the Underlying Fund Shares may not completely track the value of the MSCI Brazil Index. The trading price of the Underlying Fund Shares will reflect transaction costs and fees that are not included in the calculation of the value of the MSCI Brazil Index. Additionally, because the Underlying Fund Shares do not represent all of the stocks underlying the MSCI Brazil Index but only a representative sample of securities, which have a similar investment profile as the stocks underlying the MSCI Brazil Index, the Underlying Fund Shares will not fully replicate the performance of the MSCI Brazil Index. See “Description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index” in the accompanying pricing supplement related to this offering.

■

The Trading Price of the Underlying Fund Shares Will Be Affected by Conditions in the Brazilian Securities Market. The stocks included in the MSCI Brazil Index and that are generally tracked by the fund have been issued by companies in Brazil. Although the trading price of the underlying fund shares is not directly tied to the value of the MSCI Brazil Index or the prices of the stocks underlying the MSCI Brazil Index, the trading price of the underlying fund shares is expected to correspond generally to the value of publicly traded equity securities in the aggregate in the Brazilian equity market, as measured by the MSCI Brazil Index. This means that the trading price of the underlying fund shares is expected to be affected by factors affecting the Brazilian equity market. Investments in securities linked to the value of the Brazilian equity market involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting

6 |	LASERSSM

standards and requirements that differ from those applicable to U.S. companies. Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

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The LASERSSM Are Subject to Currency Exchange Rate Risks. Because the closing price of the Underlying Fund Shares generally reflects the U.S. dollar value of the securities included in the MSCI Brazil Index, holders of the LASERSSM will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities included in the MSCI Brazil Index trade. An investor’s net exposure will depend on the extent to which relevant currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against the relevant currencies, the trading price of the Underlying Fund Shares will be adversely affected and the amount you receive at maturity or the market value upon sale prior to maturity may be reduced.

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The United States Federal Income Tax Consequences of the LASERSSM are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the LASERSSM or instruments similar to the LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the LASERSSM are not certain. No ruling is being requested from the Internal Revenue Service with respect to the LASERSSM and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the LASERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Consequences of Investing in the LASERSSM?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance could have retroactive effect.

LASERSSM	| 7

Hypothetical Maturity Payments

The examples below show hypothetical maturity payments on the LASERSSM for a range of Ending Prices of the Underlying Fund Shares. The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the actual Fund Return Amount, which, in turn, will depend on the actual Starting Price, Ending Price, Fixed Percentage and the trading price of the Underlying Fund Shares at all times after the Pricing Date up to and including the Valuation Date. All of the hypothetical examples are based on the following assumptions:

■	Issue Price: $10 per LASERSSM

■	Starting Price: $65.00

■	Fixed Percentage: 12.50%

■	Downside Threshold Price: $42.25 (65% of the Starting Price)

■	Maturity: 3 years

TABLE OF HYPOTHETICAL PAYMENTS AT MATURITY

Hypothetical Ending Price of iShares® MSCI Brazil Index Fund	Hypothetical Fund Return Percentage(1) (%)	Hypothetical Fund Return	No Trading price Below the Hypothetical Downside Threshold Price		A Trading price At or Below the Hypothetical Downside Threshold Price
		Percentage (including dividends)(2) (%)	Hypothetical Return on the LASERSSM	Hypothetical Payment at Maturity on the LASERSSM	Hypothetical Return on the LASERSSM	Hypothetical Payment at Maturity on the LASERSSM
0.00	-100.00%	-94.00%	NA	NA	-100.00%	$0.00
16.25	-75.00%	-69.00%	NA	NA	-75.00%	$2.50
32.50	-50.00%	-44.00%	NA	NA	-50.00%	$5.00
35.75	-45.00%	-39.00%	NA	NA	-45.00%	$5.50
39.00	-40.00%	-34.00%	NA	NA	-40.00%	$6.00
42.25	-35.00%	-29.00%	12.50%	$11.25	-35.00%	$6.50
45.50	-30.00%	-24.00%	12.50%	$11.25	-30.00%	$7.00
48.75	-25.00%	-19.00%	12.50%	$11.25	-25.00%	$7.50
52.00	-20.00%	-14.00%	12.50%	$11.25	-20.00%	$8.00
55.25	-15.00%	-9.00%	12.50%	$11.25	-15.00%	$8.50
58.50	-10.00%	-4.00%	12.50%	$11.25	-10.00%	$9.00
61.75	-5.00%	1.00%	12.50%	$11.25	-5.00%	$9.50
65.00	0.00%	6.00%	12.50%	$11.25	0.00%	$10.00
68.25	5.00%	11.00%	12.50%	$11.25	5.00%	$10.50
71.50	10.00%	16.00%	12.50%	$11.25	10.00%	$11.00
74.75	15.00%	21.00%	15.00%	$11.55	15.00%	$11.50
78.00	20.00%	26.00%	20.00%	$12.00	20.00%	$12.00
81.25	25.00%	31.00%	25.00%	$12.50	25.00%	$12.50
84.50	30.00%	36.00%	30.00%	$13.00	30.00%	$13.00
87.75	35.00%	41.00%	35.00%	$13.50	35.00%	$13.50
91.00	40.00%	46.00%	40.00%	$14.00	40.00%	$14.00
94.25	45.00%	51.00%	45.00%	$14.50	45.00%	$14.50
97.50	50.00%	56.00%	50.00%	$15.00	50.00%	$15.00
113.75	75.00%	81.00%	75.00%	$17.50	75.00%	$17.50
130.00	100.00%	106.00%	100.00%	$20.00	100.00%	$20.00

(1)	Excludes any dividends paid on the stocks in the iShares® MSCI Brazil Index Fund.
(2)	Includes an annualized dividend yield of 2.00%

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Description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index

iShares, Inc. and the iShares® MSCI Brazil Index Fund

According to publicly available documents, the iShares® MSCI Brazil Index Fund (the “Fund”) is one of numerous separate investment portfolios called “funds,” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Annual Report to Shareholders on Form N-CSR for the twelve-month period ended August 31, 2009; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended November 30, 2009) and other information with the SEC. iShares, Inc.’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de São Paulo. As of August 31, 2009, the Fund’s five largest stock investments were Petroleo Brasileiro S.A.—Petrobrás—Preferred Shares, Petroleo Brasileiro S.A.—Petrobrás, Cia Vale do Rio Doce—Preferred Class A Shares, Itaú Unibanco Holding SA, formerly Itaú Unibanco Banco Multiplo SA, and Cia Vale do Rio Doce—American Depositary Receipts representing the common stock of Cia Vale do Rio Doce and its three largest industries were materials, energy and financial.

The Fund uses a “Representative Sampling” strategy to try to track the MSCI Brazil Index, which means it invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund’s top portfolio holdings can be found at the iShares® website. Funds like the iShares® MSCI Brazil Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® MSCI Brazil Index Fund’s top holdings may be requested by calling 1-800-iShares.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the Fund or the offering of the LASERSSM. No representation is made that the publicly available information about iShares, Inc. or the Fund is accurate or complete.

The LASERSSM represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the LASERSSM or to holders of the LASERS SM.

MSCI Brazil Index

The MSCI Brazil Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of the Brazilian equity market. The MSCI Brazil Index was launched on July 10, 2000, at an initial value of 100. Current information regarding the market value of the MSCI Brazil Index is published daily by Morgan Stanley Capital International, Inc. on its website.

The MSCI Brazil Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group in Brazil. In order to maintain the representativeness of the MSCI Brazil Index, structural changes to the MSCI Brazil Index as a whole may be made by adding or deleting MSCI Brazil Index component securities. Currently, such changes in the MSCI Brazil Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

For more detailed description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index, see “Description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index” in the accompanying pricing supplement related to this offering.

LASERSSM	| 9

Historical Data on the iShares® MSCI Brazil Index Fund

The Underlying Fund Shares are listed on the NYSE Arca Exchange under the symbol “EWZ.” The following table sets forth, for each of the quarterly periods indicated, the high and low closing price for the Underlying Fund Shares, as well as the cash dividends paid per share of the Fund.

Holders of the LASERSSM will not be entitled to any rights with respect to the Underlying Fund Shares or the stocks included in the MSCI Brazil Index (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend
2005
Quarter
First	$25.65	$19.59	$0.000000
Second	$24.85	$20.74	$0.000000
Third	$33.04	$23.19	$0.000000
Fourth	$35.55	$28.44	$0.582694
2006
Quarter
First	$42.63	$33.42	$0.000000
Second	$46.37	$31.25	$0.000000
Third	$40.59	$34.54	$0.000000
Fourth	$46.42	$37.56	$0.868843
2007
Quarter
First	$49.41	$41.52	$0.071076
Second	$62.62	$48.29	$0.000000
Third	$73.86	$46.08	$0.000000
Fourth	$86.65	$70.19	$0.000000
2008
Quarter
First	$88.21	$63.60	$1.203057
Second	$101.56	$77.00	$0.632829
Third	$88.41	$48.36	$0.000000
Fourth	$56.28	$26.47	$1.320614
2009
Quarter
First	$41.03	$31.15	$0.206742
Second	$58.62	$37.24	$0.414934
Third	$68.50	$48.03	$0.000000
Fourth	$80.92	$65.08	$2.196555
2010
Quarter
First (through March 3)	$78.29	$60.85	$0.111166

On March 3, 2010, the closing price of iShares® MSCI Brazil Index Fund was $70.58.

10 |	LASERSSM

Historical Graph

The following graph illustrates the historical performance of the Underlying Fund Shares based on the daily closing prices from January 3, 2005 to March 3, 2010. Past prices of the iShares® MSCI Brazil Index Fund shares are not indicative of future closing prices.

Additional information on the iShares® MSCI Brazil Index Fund, including its makeup, method of calculation and changes in its components, is included in the pricing supplement related to this offering under “Description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index.” All such disclosures in the pricing supplement and the information on the iShares® MSCI Brazil Index Fund provided in this offering summary are derived from publicly available information. None of Citigroup

Funding, Citigroup Inc., or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the LASERS SM does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Underlying Fund Shares or the stocks of the companies included in the MSCI Brazil Index.

LASERSSM	| 11

License Agreement

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BIT”). BIT has licensed certain trademarks and trade names of BIT to Citigroup Global Markets and its affiliates. The LASERSSM are not sponsored, endorsed, sold, or promoted by BIT. BIT makes no representations or warranties to the owners of the LASERSSM or any member of the public regarding the advisability of investing in the LASERSSM. BIT has no obligation or liability in connection with the operation, marketing or sale of the LASERSSM.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors (“U.S. Holders”), and certain non-U.S. investors described below, that are initial holders of the LASERSSM and that hold the LASERSSM as capital assets.

For U.S. federal income tax purposes, each holder agrees to treat the LASERSSM as a cash-settled prepaid forward contract, subject to a floor, on the price of the iShares® MSCI Brazil Index Fund on the Valuation Date, pursuant to which forward contract, at maturity the holder will receive the cash price of the iShares® MSCI Brazil Index Fund subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the LASERSSM. Thus a U.S. Holder’s tax basis in an LASERSSM generally will equal the holder’s cost for that LASERSSM. At maturity or upon the sale or other taxable disposition of an LASERSSM, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the LASERSSM. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the LASERSSM for more than one year at the time of disposition. Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the LASERSSM could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the LASERSSM are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260.

No statutory, judicial or administrative authority directly addresses the characterization of the LASERSSM or instruments similar to the LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the LASERSSM are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the LASERSSM should consult his or her tax advisor in determining the tax consequences of an investment in the LASERSSM, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the LASERSSM in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the LASERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the LASERSSM) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

12 |	LASERSSM

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the LASERSSM should not be subject to U.S. federal income tax if:

■	such gain is not effectively connected with a U.S. trade or business of such holder, and

■

in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the LASERSSM.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the LASERSSM as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the LASERSSM or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the LASERSSM or (B) its acquisition and holding of the LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of LASERSSM by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations

If the closing price of the Underlying Fund Shares is not available on the Valuation Date, the Calculation Agent may determine the Ending Price in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the MSCI Brazil Index is discontinued, the Calculation Agent may determine the Ending Price by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the MSCI Brazil Index prior to any such discontinuance. You should refer to the sections “Description of the LASERSSM—Payment at Maturity” and “—Delisting or Suspension of Trading in the Underlying Fund Shares; Termination of the iShares® MSCI Brazil Index Fund” in the pricing supplement for more information. Moreover, the calculation agent may adjust the Starting Price in certain situations. You should refer to the sections “Description of the LASERSSM—Dilution Adjustments” in the pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the LASERSSM, either directly or indirectly.

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and certificates. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

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